Exhibit 10.1

HOKU CORPORATION

LONG-TERM INCENTIVE COMPENSATION PLAN

ARTICLE I

NAME AND PURPOSE

1.01           Purpose.  Hoku Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), hereby establishes the Hoku Corporation Long-Term Incentive Compensation Plan (the “Plan”) in order to provide the Corporation’s executive officers and other select key employees with the opportunity to earn incentive compensation contingent upon the Corporation’s attainment of pre-established performance objectives and their completion of designated service periods.

1.02           General.  The benefits provided under the Plan shall be paid, as they become due, from the Corporation’s general assets. The interest of each participant (and his or her beneficiary) in any benefits that become payable under the Plan shall be no greater than that of an unsecured creditor of the Corporation.

ARTICLE II

ADMINISTRATION OF THE PLAN

2.01           Plan Administrator.  The Plan shall be administered by the Compensation Committee of the Board, and the Compensation Committee acting in such capacity shall hereinafter be referred to as the Plan Administrator.  As Plan Administrator, the Compensation Committee shall have full power and authority to administer the Plan and select the Eligible Employees who are to participate in the Plan.

2.02           Authority.  The interpretation and construction of any provision of the Plan and the adoption of rules and regulations for plan administration shall be made by the Plan Administrator.  Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan, including (without limitation) all decisions relating to an individual’s eligibility for participation in the Plan, his or her entitlement to benefits hereunder and the amount of any such benefit entitlement.

ARTICLE III

DEFINITIONS

3.01           “Board” shall mean the Corporation’s Board of Directors.

3.02            “Change in Control” shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

 (i)           a merger or consolidation in which the Corporation is not the surviving entity and in which one person or a group of related persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) acquires ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities;

(ii)           the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation;

(iii)           any reverse merger in which the Corporation is the surviving entity but in which one person or a group of related persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) acquires ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities;

 (iv)           the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders: or

(v)           a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members cease, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

3.03           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

3.04            “Corporation” shall mean Hoku Corporation and any successor or assignee corporation, whether by way of merger, acquisition or other reorganization.

3.05           “Eligible Employee” shall mean each executive officer of the Corporation and any other key employee of the Corporation or any Subsidiary who the Plan Administrator deems essential to the growth and financial success of the Corporation.

3.06            “Employee” shall mean any person in the employ of the Corporation or any Subsidiary, subject to control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

3.07            “Long-Term Incentive Bonus” shall mean the bonus to which the Participant may become entitled with respect to a particular Performance Period on the basis of the Corporation’s attainment of the Performance Milestones which the Plan Administrator establishes for that Performance Period.

3.08           “1934 Act” shall mean the Securities Exchange of 1934, as amended.

3.09           “Participant” shall mean each Eligible Employee who participates in the Plan.

3.10           “Performance Milestones” shall mean one or more specific performance objectives which the Plan Administrator designates for the Corporation to attain in a particular Performance Period in order for each Participant to become entitled to a Long-Term Incentive Bonus for that Performance Period.  Performance Milestones shall be based on one or more of the following criteria:  (i) revenue, (ii) capital expenditure targets, (iii) achievement of specified milestones in the development, commercialization or manufacturing of one or more of the Company’s products, (iv) expense targets, (v) share price (including, but not limited to, growth measures and total shareholder return), (vi) earnings per share, (vii) operating or gross margin, (viii) return measures (including, but not limited to, return on assets, capital, equity, or sales), (ix) productivity ratios, (x) measures of income and profits, (xi) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), (xii) earnings before or after interest, taxes, depreciation, amortization and/or stock-based compensation expense, (xiii) economic value added, (xiv) market share (xv) working capital targets, and (xvi) environmental compliance and employee health and safety measures. Such Performance Milestones may be measured not only in terms of the Company’s performance but also in terms of its performance relative to the performance of other entities or may be measured on the basis of the performance of any of the Company’s business units or divisions or any parent or Subsidiary.

3.11           “Performance Period” shall mean the period over which the Corporation must attain the Performance Milestones which the Plan Administrator has established for that period.

3.12           “Service” shall mean Participant’s performance of services for the Corporation (or any Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor. For purposes of this Agreement, Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Corporation (or any Subsidiary) or (ii) the entity for which Participant performs such services ceases to remain a Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity.

3.13           “Subsidiary” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ARTICLE IV

PARTICIPATION

4.01           Eligibility Rules.  The Plan Administrator shall have absolute discretion in selecting the Eligible Employees who are to participate in each Performance Period implemented under the Plan. The initial Participants for each Performance Period shall be selected not later than the ninetieth (90th) day after the commencement date of that Performance Period. The Plan Administrator may select additional Participants for the Performance Period after such ninetieth (90th) day; provided, however, that the Plan Administrator may, in its sole discretion, pro-rate the Long-Term Incentive Bonus which the Participant may earn for that Performance Period to reflect his or her actual period of Service during that Performance Period.

4.02           Cessation of Participation. The Plan Administrator shall have complete discretion to exclude one or more individuals from Participant status for one or more subsequent Performance Periods implemented under the Plan. If any individual is excluded from Participant status for one or more Performance Periods, then such individual shall not be entitled to any Long-Term Incentive Bonus for those Performance Periods.

ARTICLE V

LONG-TERM INCENTIVE BONUSES

5.01           Timing and Nature of Awards.  The Plan Administrator shall have complete discretion to implement one or more Performance Periods under the Plan.  The Plan Administrator shall, within the first ninety (90) days of each Performance Period, establish the specific Performance Milestones which must be attained for that Performance Period.  For each Performance Milestone, the Plan Administrator may set threshold, target and above-target levels of attainment. The Plan Administrator shall then establish for each Participant dollar levels for the Long-Term Incentive Bonus to which he or she may become entitled for that Performance Period based on the level at which each Performance Milestone is actually attained.  Such dollar levels may be a specified dollar amount or tied to a percentage or multiple of the annual rate of base salary in effect for the Participant for the applicable Performance Period.

5.02           Service Requirement.  A Participant shall not become entitled to a Long-Term Incentive Bonus for a particular Performance Period unless the Participant continues in Service through the completion of that Performance Period.

5.03           Determination of Bonus Amount.  As soon as practicable, but not later than sixty (60) days following the completion of the Performance Period, the Plan Administrator shall determine the actual level of attainment of each Performance Milestone established for that Performance Period and shall then measure and certify that level of attainment against the levels of attainment established for that Performance Milestone. Except to the extent determined otherwise by the Plan Administrator at the time each Performance Milestone is established, to the extent the actual level of attainment for any Performance Milestone is at a point between two of the levels established by the Plan Administrator, the dollar amount of the portion of each Long-Term Incentive Bonus tied to that Performance Milestone shall be pro-rated between the two points on a straight-line basis. On the basis of the foregoing measurements and certification, the Plan Administrator shall determine the actual Long-Term Incentive Bonus for each Participant entitled to a Long-Term Incentive Bonus for the Performance Period.

5.04           Change in Control.  Should a Change in Control transaction be consummated after the first ninety (90) days of the Performance Period but prior to the completion of that Performance Period, then the Performance Period shall terminate upon the consummation of that Change in Control.  In such event, the actual Long-Term Incentive Bonus for each Participant entitled under Section 5.01 to a bonus for that Performance Period shall be in the dollar amount previously set by the Plan Administrator at target level attainment of each Performance Milestone.  Should the Change in Control transaction occur within the first ninety (90) days of the Performance Period, the Plan Administrator shall have complete discretion whether and to what extent any bonuses should be paid under the Plan for that limited Performance Period.

ARTICLE VI

PAYMENT OF LONG-TERM INCENTIVE BONUSES

6.01           Payment.   The Participant’s Long-Term Incentive Bonus shall be paid to the Participant in cash in accordance with the following requirements:

(i)           for a full Performance Period coincidental with the Corporation’s fiscal year, the payment shall be made concurrent with payment of regular payroll for the first regular pay period of the succeeding fiscal year or such later date as may be required for administrative purposes, but not later than the last day of the first fiscal quarter of that succeeding fiscal year.

(ii)           for a Performance Period that is shorter than the Corporation’s fiscal year, other than an abbreviated Performance Period under Section 5.04, the payment shall be made concurrent with payment of regular payroll for the first administratively feasible regular pay period after the last day of the Performance Period, but not later than sixty (60) days after the last day of the Performance Period.

(iii)           for an abbreviated Performance Period under Section 5.04, the payment shall be made within sixty (60) days after the effective date of the Change in Control transaction triggering that abbreviated Performance Period.

6.02           Withholding Taxes.  The Corporation shall collect all federal, state and local income, employment and other payroll taxes (including FICA taxes) required to be withheld from the Participant’s Long-Term Incentive Bonus, as and when those taxes become due under applicable law. The Corporation shall collect such taxes through tax withholdings from the Long-Term Incentive Bonus or other wages and earnings payable to the Participant or by any other means acceptable to the Corporation.

ARTICLE VII

MISCELLANEOUS

7.01          Plan Effective Date.  The Plan shall become effective immediately upon approval by the Compensation Committee of the Board.

7.02          Benefit Limit. In the event any payment to which Participant becomes entitled under the Plan would otherwise constitute a parachute payment under Code Section 280G, then that payment shall be subject to reduction to the extent necessary to assure that such payment will be limited to the greater of (i)  the dollar amount which can be paid to the Participant without triggering a parachute payment under Code Section 280G or (ii)  the dollar amount of that payment which provides the Participant with the greatest after-tax amount after taking into account any excise tax the Participant may incur under Code Section 4999 with respect to such payment and any other benefits or payments to which the Participant may be entitled in connection with any change in control or ownership of the Corporation or the subsequent termination of the Participant’s Service.

7.03          Benefits Not Funded.  The obligation to pay each Participant’s Long-Term Incentive Bonus shall at all times be an unfunded and unsecured obligation of the Corporation. The Corporation shall not have any obligation to establish any trust, escrow arrangement or other fiduciary relationship for the purpose of segregating funds for the payment of the Long-Term Incentives Bonuses which become payable under the Plan, nor shall the Corporation be under any obligation to invest any portion of its general assets in mutual funds, stocks, bonds, securities or other similar investments in order to accumulate funds for the satisfaction of its respective obligations under the Plan.  The Participant (or his or her beneficiary) shall look solely and exclusively to the general assets of the Corporation for the payment of his or her Long-Term Incentive Bonus.

7.04          No Employment Right.  Neither the action of the Corporation in establishing or maintaining the Plan, nor any action taken under the Plan by the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the Service of the Corporation for any period of specific duration, and the Participant shall at all times remain an Employee at will and may accordingly be discharged at any time, with or without cause and with or without advance notice of such discharge.

7.05          Amendment/Termination.  The Compensation Committee may at any time amend, suspend or terminate the Plan.  Moreover, the Compensation Committee reserves the right to amend this Plan as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code.

7.06          Applicable Law.  The provisions of the Plan shall also be construed, administered and governed by the laws of the State of Delaware without resort to its conflict-of-laws provisions.  If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.

7.07          Satisfaction of Claims.  Any payment made to a Participant or his or her legal representative, beneficiary or estate  in accordance with the terms of this Plan shall to the extent thereof be in full satisfaction of all claims with respect to that payment which such person may have against the Plan, the Plan Administrator (or its designate) or the Corporation (or any parent or Subsidiary), any of whom may require the Participant or his or her legal representative, beneficiary or estate, as a condition precedent to such payment, to execute a receipt and release in such form as shall be determined by the Plan Administrator.

7.08          Alienation of Benefits.  No person entitled to benefits under the Plan shall have any right to transfer, assign, alienate, pledge, hypothecate or otherwise encumber his or her interest in such benefits prior to actual receipt of those benefits. The benefits payable under the Plan shall not, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person and shall not, to the maximum extent permitted by law, be transferable by operation of law in the event of the bankruptcy or insolvency of the Participant or any other person.

7.09          Successors and Assigns.  The obligation of the Corporation to make the payments required hereunder shall be binding upon the successors and assigns of the Corporation, whether by merger, consolidation, acquisition or other reorganization.

7.10          Construction and Interpretation.  The Plan shall be administered, operated and construed in compliance with the requirements of the short-term deferral exception to Internal Revenue Code Section 409A of and Treasury Regulations Section 1.409A-1(b)(4).  Accordingly, to the extent there is any ambiguity as to whether one or more provisions of the Plan would otherwise contravene the requirements or limitations of Internal Revenue Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Internal Revenue Code Section 409A and the Treasury Regulations thereunder that apply to such exception.